EXHIBIT 10.2
2006 BASE SALARY AND PERFORMANCE INCENTIVE PROGRAM:
CHIEF EXECUTIVE OFFICER
     The fiscal year 2006 base salary in effect under the Employment Agreement of Henrik C. Slipsager, President & Chief Executive Officer, is $700,000. The 2006 target bonus for Mr. Slipsager is 70% of his base salary and may range from 0% to 150% measured against 2006 performance objectives adopted by the Compensation Committee.
     The 2006 Chief Executive Officer performance objectives are:
1.	Ensure timely completion of audited financial statements and Sarbanes Oxley Section 404 certification.

2.	Achieve or exceed the profit budget for fiscal 2006 as reviewed by the Board, adjusted to reflect acquisitions and divestitures. Continue to focus on and generate positive cash-flow for the Company, including but not limited to the timely collection of accounts receivable and the avoidance of bad debts. Continue to keep Board members promptly and fully informed of any significant new developments.

3.	Continue the Company’s prudent acquisition program, including
a.	completing integration of consummated acquisitions, and

b.	increasing activity in larger accretive acquisitions consistent with board-adopted growth strategy.
4.	Continue to develop and structure a strong senior management team and a team of strong operating division presidents and division accounting executives. Continue to provide strong personal leadership, including coaching, mentoring and evaluating executives to help them meet expectations.

5.	Continue to develop and document succession plans for the Company and the operating divisions, including executive development plans for high potential executives. Continue to implement diversity and internal controls programs that foster the appropriate tone at the top.

6.	Work with the Board to continue to develop and further strengthen the Company’s long term strategy, developing related communication plans and implementation plans.

7.	Continue to improve the Company’s insurance and risk management programs, including increasing the frequency of actuarial reviews.

8.	Complete the process of evaluating possible updates to ABM’s branding strategy, and reach conclusion with the Board on a course of action, if any.

9.	Strengthen the accounting function. Maintain a team of able financial managers at both the corporate and operating division levels. Increase centralization, uniformity, and standardization of the accounting, information, and control systems.

10.	Provide increased leadership to reduce legal risk, and provide accurate early risk assessment.